EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-3 No. 333-219638, and Form S-8 Nos. 333-90524, 333-18945, 333-197251, and 333-171372) of Craft Brew Alliance, Inc. of our reports dated March 6, 2019, relating to the consolidated financial statements of Craft Brew Alliance, Inc., and the effectiveness of internal control over financial reporting of Craft Brew Alliance, Inc., appearing in this Annual Report (Form 10-K) for the year ended December 31, 2018.

Our report on the consolidated financial statements includes an explanatory paragraph relating to the adoption of Accounting Standard Codification Topic 606, Revenue from Contracts with Customers.

/s/ Moss Adams LLP

Portland, Oregon
March 6, 2019